Exhibit 99.2

Revlon Announces Completion of Significantly Over-Subscribed $100 Million Rights Offering; Proceeds to be Used to Reduce Debt

NEW YORK-(BUSINESS WIRE)—January 25, 2007—Revlon, Inc. (NYSE: REV) (‘‘Revlon’’) today announced the completion of Revlon’s significantly over-subscribed $100 million rights offering and the related private placement it launched on December 18, 2006, with public shareholders seeking to subscribe for approximately 72 million shares, which was approximately 34 million shares in excess of the 37,847,472 shares sold to the public in the rights offering at $1.05 per share.

MacAndrews & Forbes Holdings Inc. (together with its affiliates, ‘‘MacAndrews & Forbes’’), Revlon’s majority stockholder, which is wholly-owned by Ronald O. Perelman, has purchased in a private placement directly from Revlon a total of 57,390,623 shares of Revlon’s Class A common stock, pursuant to a previously-disclosed Stock Purchase Agreement between Revlon and MacAndrews & Forbes, at the same price of $1.05 per share, representing the number of shares that MacAndrews & Forbes would otherwise have been entitled to subscribe for in the rights offering pursuant to its basic subscription privilege (which was approximately 60% of the total shares sold in the rights offering and private placement combined).

The shares sold to MacAndrews & Forbes were sold in reliance on Rule 506 under the Securities Act of 1933, as amended. The issuance of shares to MacAndrews & Forbes was not registered under the Securities Act of 1933, as amended, and, accordingly, such shares may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

As a result of these transactions, Revlon will have issued a total of 95,238,095 new shares of its Class A common stock, increasing the number of outstanding shares of Revlon’s Class A common stock to 476,688,940 shares and increasing the total number of shares of common stock outstanding, including the Company’s existing 31,250,000 shares of Class B common stock, to 507,938,940 shares. With the completion of these transactions, MacAndrews & Forbes beneficially owns approximately 58% of Revlon’s Class A common stock and approximately 60% of Revlon’s total common stock outstanding, which shares represent approximately 74% of the combined voting power of such shares.

Revlon also announced that Revlon Consumer Products Corporation (‘‘RCPC’’), Revlon’s wholly-owned operating subsidiary, will use approximately $50 million of the proceeds of the rights offering and related private placement to redeem approximately $50 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes due 2008 (the ‘‘Notes’’), at a redemption price of 100% of the principal amount of such Notes, plus accrued and unpaid interest up to, but not including, the redemption date. On January 23, 2007, a copy of the irrevocable notice of redemption was mailed to the record holders of the Notes being redeemed by U.S. Bank Trust National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107, the trustee under the indenture governing the Notes. The Notes will be redeemed on February 22, 2007.

In addition, Revlon announced that on or about January 25, 2007, RCPC used the remainder of such proceeds to repay approximately $43 million of indebtedness outstanding under RCPC’s $160 million revolving credit facility (which represented all of the indebtedness outstanding under this facility at that time), without any permanent reduction in that commitment, after paying fees and expenses incurred in connection with the rights offering and related private placement, with the remaining approximately $5 million available for general corporate purposes.

About Revlon

Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. Revlon’s vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, Ultima®, Charlie®, Flex®, and Mitchum®.

CONTACT:	Calandra Matthews 212-527-6463